[ROFIN LOGO] [GRAPHIC OMITTED]
                                                ROFIN-SINAR TECHNOLOGIES




- PRESS RELEASE -

Contact:     Thorsten Frauenpreiss
             Gunther Braun
             Rofin-Sinar
             734-455-5400
             - or -
             011-49-40-733-63-256


ROFIN-SINAR REPORTS STRONG RESULTS FOR THE FOURTH QUARTER AND FISCAL YEAR
2006

RECORD LEVEL OF SALES, EARNINGS AND ORDER ENTRY FOR THE FISCAL YEAR 2006


Plymouth, MI / Hamburg, Germany, November 9, 2006 - Rofin-Sinar Technologies Inc. (NASDAQ: RSTI), one of the world's leading developers and manufacturers of high-performance laser beam sources and laser-based solutions, today announced results for its fourth fiscal quarter and twelve months ended September 30, 2006.

FINANCIAL HIGHLIGHTS

(dollars in thousands, except per share data)


                     Three months ended            Twelve months ended
                    9/30/06   9/30/05   % Change   9/30/06   9/30/05  % Change
                    --------  --------  ---------  --------  -------- --------
Net sales           $116,091  $ 98,938   +  17 %   $420,890  $375,191  +  12 %
Net income          $ 13,684  $ 12,311   +  11 %   $ 49,623  $ 37,975  +  31 %
Earnings per share
  "Diluted" basis   $   0.87  $   0.79             $   3.16  $   2.44


* The diluted net income per common share calculation is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for each period presented, which was 15.7 million and 15.6 million for the three month and for the twelve month periods ending September 30, 2006 and 2005. In addition, the quarter and the twelve month period ended September 30, 2006, include $1.0 million ($0.9 million net of tax), and $3.3 million ($3.0 million net of tax), respectively, of stock compensation expense related to the implementation of SFAS 123R.

"We are very proud of our performance in fiscal year 2006, as we achieved new records in order entry, net sales and net income. Our broad technology base, the large product portfolio and our well diversified customer base lay the ground for our success. As predicted, sales to the semiconductor industry softened in the fourth quarter, while all other industries performed well in line with our expectations", commented Gunther Braun, CEO and President of RSTI.







FINANCIAL REVIEW

Fourth Quarter

Net sales totaled $116.1 million for the fourth quarter ended September 30, 2006, a 17%, or $17.2 million increase over the comparable quarter of fiscal 2005. Currency exchange fluctuations had the impact to increase sales for this quarter by $2.6 million. Gross profit totaled $47.1 million, compared to $42.7 million in the same period of fiscal year 2005, gross profit margin decreased by 2% to 41% of net sales. Net income amounted to $13.7 million, or 12% of net sales, compared to $12.3 million, or 12% of net sales, in the same period last year. Diluted earnings per share equaled $0.87 for the quarter, based upon 15.7 million weighted-average common shares outstanding, compared to diluted earnings per share of $0.79 based upon 15.6 million weighted-average common shares outstanding for the same period last fiscal year. The fourth quarter ended September 30, 2006, was impacted by the implementation of SFAS 123R, which resulted in $0.9 million net of income tax stock-based compensation expense.

SG&A increased by $3.4 million to $20.7 million, representing 18% of net sales. In contrast, the amortization expense in the fourth quarter of fiscal year 2006 decreased by $0.3 million over the comparable period last year to $0.9 million because a portion of the intangibles acquired with PRC and Lee Laser became fully amortized. Also, net R&D expenses increased by $0.7 million to $6.2 million, representing 5% of net sales.

Compared to the fourth quarter ended September 30, 2005, net sales of laser products for macro applications increased by 25% to $59.1 million, while net sales of lasers for marking and micro applications increased by 10% to $57.0 million.


Twelve Months

For the twelve months ended September 30, 2006, net sales totaled $420.9 million, an increase of $45.7 million or 12% over the comparable period in 2005. The strengthening of the US-dollar, mainly against the Euro, had the effect to decrease net sales by $8.8 million. Gross profit for the period was $178.3 million, $25.3 million higher than in 2005. Net income for the twelve month period ended September 30, 2006, totaled $49.6 million, with diluted earnings per share of $3.16 based upon the weighted average of 15.7 million common shares outstanding. The twelve month period was impacted by the implementation of SFAS 123R, which resulted in $3.0 million net of income tax stock-based compensation expense.

Net sales of lasers for macro applications increased by $18.1 million or 10% to $207.3 million and net sales of lasers for marking and micro applications increased by $27.6 million or 15% to $213.6 million from the comparable period in fiscal 2005.

On a geographical basis, net sales in North America in the twelve months period showed an increase of 16% and totaled $126.5 million (2005: $108.6 million). In Europe/Asia, net sales increased by 10% to $294.4 million (2005:
$266.6 million).

Order entry for the fourth quarter was $107.5 million. This resulted in an order backlog on September 30, 2006, of $84.9 million for laser products.

OUTLOOK

"We believe we are in an excellent position to grow our business further in fiscal year 2007. The positive business environment, worldwide, should lead to higher demand for laser sources and systems in the industries that we serve. We will continue to concentrate on developing special laser models for dedicated applications to serve extremely high growth industries, such as medical devices and electronics industries", commented Dr. Peter Wirth, Executive Chairman of the Board.


With operational headquarters in Plymouth, Michigan, and Hamburg, Germany, Rofin-Sinar Technologies Inc. designs, develops, engineers and manufactures laser sources and laser-based system solutions for a wide range of applications. With production facilities in the US, Germany, UK, Sweden, Singapore and Japan, Rofin-Sinar is one of the world's leading designers and manufacturers of industrial lasers and currently has more than 22,000 laser units installed worldwide and serves more than 3,000 customers. Rofin-Sinar's shares trade on the NASDAQ National Market System under the symbol RSTI and are listed in Germany in the "Prime Standard" of the Frankfurt Stock Exchange under ISIN US7750431022. Additional information is available on Rofin-Sinar's home page: http://www.rofin.com.

A conference call is scheduled for 11:00 AM EST, today, Thursday, November 9, 2006. This call is also being broadcast live over the internet in listen-only mode. For live webcasting, go to http://www.rofin.com at least 10 minutes prior to the call in order to download and install any necessary software. (For more information, please contact Reema Parikh at 1-212-889-4350 or Cristina Ungureanu at +44(0) 207 614 2900).


(Tables to follow)














































ROFIN-SINAR TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF EARNINGS

(in thousands, except per share data)

                                    Three Months           Twelve Months
                                       Ended                   Ended
                                    (unaudited)             (unaudited)
                               ----------------------  ----------------------
                                9/30/06      9/30/05    9/30/06      9/30/05
                               ----------  ----------  ----------  ----------
-Macro                         $  59,104      47,130   $ 207,258   $ 189,241
-Micro                            56,987      51,808     213,632     185,950
                               ----------  ----------  ----------  ----------
Net sales                        116,091      98,938     420,890     375,191
Cost of goods sold                69,011      56,210     242,619     222,189
                               ----------  ----------  ----------  ----------
    Gross profit                  47,080      42,728     178,271     153,002
Selling, general, and
    administrative expenses       20,720      17,327      76,900      66,171
Intangibles amortization             896       1,179       3,532       5,270
Research and development expenses  6,215       5,466      23,968      22,565
                               ----------  ----------  ----------  ----------
    Income from operations        19,249      18,756      73,871      58,996
Other expense (income)           ( 1,666)    (   365)    ( 3,683)   (    129)
                               ----------  ----------  ----------  ----------
    Income before income taxes
      and minority interest       20,915      19,121      77,554      59,125
Income tax expense                 6,962       6,631      27,041      20,596
                               ----------  ----------  ----------  ----------
    Income before minority
        interest                  13,953      12,490      50,513      38,529
Minority interest                    269         179         890         554
                               ----------  ----------  ----------  ----------
    Net income                  $ 13,684    $ 12,311    $ 49,623    $ 37,975
                               ==========  ==========  ==========  ==========
Net income per common share
  * "diluted" basis             $   0.87    $   0.79    $   3.16    $   2.44
 ** "basic" basis               $   0.89    $   0.81    $   3.25    $   2.52

* The diluted net income per common share calculation is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for each period presented, which was 15.7 million and 15.6 million for the three month and for the twelve month periods ending September 30, 2006 and 2005. In addition, the quarter and the twelve month period ended September 30, 2006, include $1.0 million ($0.9 million net of tax), and $3.3 million ($3.0 million net of tax), respectively, of stock compensation expense related to the implementation of SFAS 123R.

** The basic net income per common share calculation is based on the weighted-average shares outstanding for each period presented, which was 15.4 million and 15.1 million for the fiscal quarters ending September 30, 2006 and 2005, and 15.3 million and 15.1 million for the twelve month periods.


ROFIN-SINAR TECHNOLOGIES INC.
CONSOLIDATED BALANCE SHEETS

(dollars in thousands)
                                                       At            At
                                                     9/30/06       9/30/05
                                                   -----------   -----------
ASSETS
  Cash, cash equivalents and
    short term investments                          $ 169,495      $ 119,277
  Trade accounts receivable, net                       85,253         77,523
  Inventories net                                     116,965        107,105
  Other current assets                                 15,843         12,610
                                                   -----------     ----------
    Total current assets                              387,556        316,515

  Net property and equipment                           36,254         34,221
  Other non-current assets                             77,711         77,902
                                                   -----------     ----------
    Total non-current assets                          113,965        112,123
                                                   -----------     ----------
    Total assets                                    $ 501,521      $ 428,638
                                                   ===========     ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
  Short-term debt                                   $  17,327      $  20,152
  Accounts payable, trade                              15,702         14,702
  Other current liabilities                            73,512         59,658
                                                   -----------     ----------
    Total current liabilities                         106,541         94,512

  Long-term debt                                       18,089         20,850
  Other non-current liabilities                        20,095         19,110
                                                   -----------     ----------
    Total liabilities                                 144,725        134,472
    Net stockholders' equity                          356,796        294,166
                                                   -----------     ----------
    Total liabilities and stockholders' equity      $ 501,521      $ 428,638
                                                   ===========     ==========

The Company's conference call will include discussions relative to the current quarter results and some comments regarding forward-looking guidance on future operating performance.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act.

Certain information in this press release that relates to future plans, events or performance, including statements such as the demand for our Macro products, in particular the CO2 laser product lines and specific welding applications, gained steady momentum, our Micro and Marking products will continue to benefit from the positive business environment and we believe that our commitment to the Asian markets will further enhance our future growth is forward-looking and is subject to important risks and uncertainties that could cause actual results to differ. Actual results could differ materially based on numerous factors, including currency risk, competition, risk relating to sales growth in CO2, diode, and Nd:YAG lasers, cyclicality, conflicting patents and other intellectual property rights of third parties, potential infringement claims and future capital requirements, as well as other factors set forth in our annual report on form 10-K. These forward-looking statements represent the Company's best judgment as of the date of this release based in part on preliminary information and certain assumptions which management believes to be reasonable. The Company disclaims any obligation to update these forward-looking statements.